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DARREN WOODS INTERVIEW WITH CNBC

HELD ON MAY 14, 2021

MR. FABER: The company facing increasing activist pressure. Of course, Engine 1, the activist in question which supports some pension funds, seeking four board seats.

Joining us now is the CNB — in a CNBC exclusive is Darren Woods, the chairman and C.E.O. of ExxonMobil.

Darren, it’s great to have you back. And I do want to start off on, you know, what’s less than two weeks away now, that shareholder vote on your board nominees, because this morning we got a report from ISS, the influential proxy advisory firms, and they’re in support of three of four dissidents.

Let me read this to you and get your response, if I can. They say in their conclusion that additional board change is needed to provide shareholders with sufficient confidence in the sustainability of Exxon’s business, an immediate concern and one that should arguably take precedence in the order of operations over an assessment of the general sustainability of the industry.

Give me your response to what we’ve heard this morning from ISS.

MR. WOODS: Good morning, Dave. It’s good to be with you, and obviously, we disagree with that recommendation.

We’ve got a board — we’ve got one of the strongest boards in corporate America, one that we have been refreshing fairly regularly. Since I came in in 2017, we’ve brought on six new board members. That’s over half the board.

We’ve got board members that have extensive experience running global, complex businesses, capital intensive businesses, businesses that are grounded in science and technology, a lot of experience in managing companies, large companies, through significant transitions. We’ve got shareholder perspective, industry perspective, a lot of capital allocation perspective. So we feel very strongly that we have the board in place to help manage this company and not only drive success in today’s environment but position the company for longer term success as the industry transitions.

And I think we’re seeing that, actually, with the results of the first quarter as we managed through the pandemic period and we see the results of the work that we did last year and the work that we’ve been engaged in since 2017 in reshaping the business, investing in high return projects, driving simplicity in our business, gaining synergies and reducing costs. And all those are coming together today. We’re seeing those in our first quarter results and, quite frankly, feel very good about the future that lies ahead of us.

MR. FABER: Yeah, and we’ve had a bit of that conversation, of course, when you joined (audio distortion) long ago and I want to talk more about that. But on this specific fight, because that’s kind of what it is, I mean, when they say ExxonMobil to your point — or at least about the experience of the board has for years filled its board with former C.E.O.’s without any energy experience, which does seem to be at least behind some of this ISS recommendation, how do you respond to that?

MR. WOODS: I think the challenge in this space is understanding the technology that’s going to be required to drive the industry forward and to support society’s ambition to transition the energy system to a less carbon intensive energy system.

So there’s a — I think a lot of work in terms of thinking about the company, the advantages the company has, the strengths we have, and how we apply those to successfully transition the company as society moves to a lower carbon future. And frankly, the board that we have today has a good understanding of that, understands the complexity associated with moving a business like ourselves through that transition.

And as I said, if you look at the plans that we’ve laid out, the technology that we’ve been investing in to address the sectors in society that are hard to decarbonize, we’ve got a very good plan, a very good technology pipeline to address not only the challenges today but the challenges that we see coming forward in the future.

MR. FABER: Well, you know, let’s get to that. I mean, you know, the last time you joined us, of course, we did spend a decent amount of time talking about carbon capture. I had that conversation as well with your board member Jeffrey Ubben, not long ago as well.

But you know, specific, Darren, to some of the criticisms still, for example, Engine 1 says even by your own limited standards you’ve actually gone backwards when it comes to upstream emission intensity. They say, “ExxonMobil has gone backwards, aims to do worse in 2025 than 2010. Upstream emission intensity has worsened over the last decade increasing 26 percent.”

Put that in perspective for people so that we can understand at least your perspective on that statistic.

MR. WOODS: Well, we’ve been very supportive of the efforts globally and within the industry to reduce our carbon intensity and carbon emissions.

If you look at the progress the company has made since The Paris Agreement has come out, which we supported at the time it came out and supported it — have been very vocal in our support since then, we reduced emissions through 2020 from 2016 by 11 percent. We’ve got plans in place today that drive emissions down even further and, frankly, put us on the path consistent with the Paris ambitions and the less than 2 degree °C scenario.

And so I think we’ve done a lot of work to reduce emissions. More importantly, if you look at what’s going to be required for society to achieve the Paris ambitions, there are a number of the sectors in the economy critical to the economy and critical to people’s lifestyles that are going to be very hard to decarbonize that today don’t have solutions.

We have been working for decades on technologies and the technologies required to address those hard to decarbonize sectors to help society achieve that lower carbon vision, and so I would tell you that that work that we have been doing is starting to pay off. You know that we’ve recently announced a very large opportunity in Houston that can make a significant contribution to the Biden administration’s recent announcements of reducing — significantly reducing CO2 emissions, make a significant contribution to Houston reaching its net zero by 2050 emissions target.

And so I would tell you we’ve been doing the work within our own operations to reduce emissions and doing the work required by society to help them reduce their emissions.

MR. CRAMER: Darren, I actually want to talk about energy for a second.

MR. WOODS: Sure, Jim. Good morning.

MR. CRAMER: Switch things up.

Good morning.

Permian, I don’t understand it. You got — you have $64 price of oil. I think you guys generally have been cutting back on your drilling plans. To me I’ve got a feeling you could make a fortune here, Darren, at 6 buck — 60 bucks. Come on. Let’s bring it on.

MR. WOODS: We’ve made very good progress in what we’ve been doing in the Permian, and actually, we are at a fairly steady state with what we’re doing in the Permian.

Last year, as you know, Jim, with the pandemic, the drop in prices and revenue, we had to pull back across the board on a number of our investments. But we maintained a level of spend and investment within the Permian to make sure that we were continuing to progress the technology advances that we feel like we can achieve in that to lower the cost, become more productive. We’re seeing the results of that. In fact, I shared that in our first quarter call. Great success at improving the Permian production and we’re — our plans today grow our production in the Permian.

You know that one of our priorities is rebuilding the balance sheet, which we leaned on pretty heavily last year. And so right now we’ve got a good pace of production in the Permian, making good progress on that operation. And as we continue down that path and generate more cash, like we did in the first quarter, we’ll use it to pay down the debt, make sure the company’s in a very good position to face whatever the future holds and whatever the commodity cycle does to us.

MR. CRAMER: Yeah. We had a similar conversation yesterday with Pioneer’s Scott –

MR. FABER: Scott, yeah.

MR. CRAMER: — Scott Sheffield.

MR. WOODS: Uh-huh.

MR. FABER: Darren, back to carbon capture because it is such an important component, at least of what things — people perhaps want to hear, or certainly those who may not be ExxonMobil shareholders as yet, and the criticism that you’ve received from these — from Engine 1. Again, I’d love you to respond.

You know, when they say you’ve trumpeted carbon capture but your actual carbon capture has changed little and your projects to reduce Scope 3 emissions are incredibly costly and prone to failure and heavily dependent upon government subsidies and, therefore, unlikely to enable you to avoid transforming your business model — even the most advanced carbon capture unlikely to enable you to avoid transforming your business model over the long term, again, your response.

(Technical difficulties.)

MR. CRAMER: That is not –

MR. FABER: He is not choosing not to respond.

MR. CRAMER: Right. That’s — it’s not the empty chair and it’s not the fifth — you know.

MR. FABER: We — we lost the connection.

MR. CRAMER: That’s a great question because, you know, it’s a hundred — MR. FABER: We are going to try and get him back.

MR. CRAMER: You hear that’s a hundred billion dollar project, right?

MR. FABER: Right.

MR. CRAMER: That’s a lot of money.

MR. FABER: Right. Right.

MR. CRAMER: I mean, even for this administration throwing around a trillion here, a trillion there, a hundred billion’s a lot of money.

MR. FABER: It is an awful lot. Are we going to be able to reestablish contact with Mr. Woods? We’re trying to do that.

MR. CRAMER: David, meanwhile, you know, some of the people, I would discard them as anti-energy, that –

MR. FABER: The people on — who are the nominees?

MR. CRAMER: Yeah, anti-energy. (Speaking simultaneously.)

MR. FABER: Given they already added two members to the board, as we know, Mike Angelakis and Jeff Ubben –

MR. CRAMER: Right.

MR. FABER: — as a result of some of the actions undertaken by D.E. Shaw, there — this hasn’t gotten as much attention. But this ISS move this morning could perhaps put more attention on it.

MR. CRAMER: It would tip it. David, it would tip it so that the people would be — they would be against carbon.

MR. FABER: Let’s take –

MR. CRAMER: This is Exxon.

MR. FABER: Let’s take a quick break, see if –

MR. CRAMER: Rockefeller.

MR. FABER: — we can reestablish connection with Darren Woods. We’ll be right back.

(Commercial break.)

MR. FABER: Welcome back to Squawk on the Street. We’ve reestablished contact with Darren Woods although via telephone. Darren, we look forward to the day when you will join us in person. We won’t have to deal with any potential issues. But certainly –

MR. WOODS: I look forward to it — I will look forward to that as well, David.

MR. FABER: Yeah, certainly wanted to finish up. So I had asked, of course, again about this criticism in terms of carbon capture and your real efforts there and, you know, basically whether or not even what they — what your critics would say, even the most advanced carbon capture highly unlikely to enable you to avoid transforming your business model over the long term. How do you respond?

MR. WOODS: Yeah, I would say, David, you know, that’s one of the unfortunate things with our discussions with Engine 1 and their refusal to sign an NDA and allow us to spend some time taking them through our plans, our strategies and some of the technologies that we’re working on.

Frankly, any credible independent body will tell you that carbon capture and storage is a critical element for the world to achieve the Paris ambitions. The IEA, the U.N.’s IPCC, the Intergovernment Panel on Climate Change, all recognize the importance of carbon capture and what that’s going to play with respect to reducing emissions in society.

As a company we have decades of experience operating and investing in carbon capture. We know that technology very well. We launched a venture three years ago to look at, one, commercializing new carbon capture technologies that we’re developing but, two, to look for opportunities around the world where we can use existing technology to reduce carbon capture and storage. And that’s behind the proposal that we have begun discussing with the administration in Houston.

I would tell you the cost of that project reduces significant amounts of CO2, on the order of a hundred million tons per annum, by 2040 — we can protect jobs in industries that are currently making products and helping support people’s livelihoods in modern life and we can create new jobs, build infrastructure and do that at a cost that’s anywhere from a half to a quarter of what the government is currently spending on carbon reduction.

So this is an attractive opportunity set and it’s a very important technology and one that we have a lot of experience in.

MR. FABER: Yeah, and it’s conversation we’re going to continue to have. In the short time I have left, you’re saying, basically, Engine 1, you would have them come in and they weren’t willing to do so in terms of signing nondisclosure agreements?

MR. WOODS: Absolutely. We offered them the same opportunity that we offered D.E. Shaw. And you see the outcome of that. D.E. Shaw –

MR. FABER: Wow.

MR. WOODS: — came in and we spent time talking to them about the plan. I think they’re very supportive of the direction and the basis on which the board and management have developed those plans going forward.

Offered the same opportunity with Engine No. 1. They were not interested in engaging. They were instead focused on us exiting the business that we’re currently in, undermining the plans that we have and the strength of those plans and, frankly, putting the company’s future and the dividend in jeopardy.

MR. FABER: And finally, Darren, because we have you and, of course, it’s been the big story this week, real quickly, but give me your take on the Colonial Pipeline ransomware attack, how you think about it and, you know, whether or not it concerns you in some way for the future.

MR. WOODS: Well, you know, cyber security as a topic in itself is a real important one and one that the industry is very focused on and as a company we’ve been very focused on. Frankly, it requires the right kind of architecture and architecture configuration. It requires the right kind of software systems, the right protocol to manage that architecture and the software and, obviously, the people and the right behavior around the people using those systems. And so it’s a constant challenge, one that we have worked as a company fairly aggressively and it’s — and continue to evolve the work that we’re doing there.

I would tell you I think the industry as a whole is very focused on this topic and recognizes the threat that it represents. And frankly, the industry association, the American Petroleum Institute, has a standard that we’ve put in place to try to help companies in the industry manage cyber security. They’re actually in the process of updating that standard, and I think we’ll learn more from this as the particulars of this incident come out and improve those standards.

MR. FABER: Darren, always appreciate it. Sorry for the technological glitch there, but happy we could conclude the interview and look forward to seeing you again soon. Thank you.

MR. WOODS: Nice talking to you, David and Jim.

MR. FABER: Thank you.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.